 EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST Receives Largest Order in Company’s History for Optical Transceiver Production Test

MOUNT LAUREL, NJ, December 13, 2017 - inTEST Corporation (NYSE American: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, announced today that the Company recently won an order for 112 temperature forcing systems valued at over $2.6 million and comprised of several different models, from two Asian-based existing customers. The order, which is expected to ship before the end of fiscal year 2017, was won by the Company’s thermal unit, inTEST Thermal Solutions (iTS), a provider of thermal systems for electronic test and the world’s leading supplier of temperature systems for use in optical transceiver characterization and testing.

inTEST Executive Vice President and Chief Operating Officer, James Pelrin, commented, “This order is confirmation of the strength and breadth of inTEST’s thermal solutions temperature systems portfolio. One of the customers placed the largest order ever received by inTEST for our ThermoStream® systems from a single customer. Leading manufacturers of optical transceivers use ThermoStream to provide rapid temperature transitions with very precise temperature control.

“Worldwide demand for increased data bandwidth is driving the need for faster communications in smaller packages. Transceivers use lasers whose frequency is affected by temperature and require calibration at various temperature points at the end of their production cycle where ThermoStream systems are used.” Pelrin concluded, “This was a competitive bid, with the win attributable to the systems’ record of long-term reliable performance, iTS’ ability to meet an aggressive delivery schedule, and well-established customer support.”

About ThermoStream® Systems

ThermoStreams® are portable systems that deliver clean dry air for precision temperature testing or conditioning of electronics (ICs, MEMS, transceivers, or circuits) and materials. These systems provide precise temperature control with very fast transitions to reach each temperature, aiding lab and production test efficiency. The ThermoStream achieves this by creating a stable environment in seconds. Using Device-Under-Test (DUT) control, the ThermoStream can temperature cycle a device from ambient to -20◦C in under 10 seconds. With rapid thermal cycling or long saturation at a precise temperature, these systems optimize throughput for characterization, verification, thermal shock or failure analysis applications – at the test bench or on the production floor.

About inTEST Corporation

inTEST Corporation designs and manufactures engineered solutions for ATE and other electronic test, as well as industrial process applications. Our products are used by semiconductor manufacturers to perform development, qualifying and final testing of integrated circuits (ICs) and wafers, and for other electronic test across a range of industries including the automotive, defense/aerospace, energy, industrial and telecommunications markets. We offer induction heating products for joining and forming metals in a variety of industrial markets, including automotive, aerospace, machinery, wire & fasteners, medical, semiconductor, food & beverage, and packaging. Specific products include temperature management systems, induction heating products, manipulator and docking hardware products, and customized interface solutions. We have established strong relationships with our customers globally, which we support through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; delays in our production caused by supply chain issues which may impact our ability to ship large orders to customers on time; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: (808) 960-2642